UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 3, 2009

EMPIRE RESORTS, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-12522	13-3714474
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

c/o Monticello Casino and Raceway, Route 17B, P.O. Box 5013, Monticello, NY		12701
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (845) 807-0001

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.04.	Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

On August 3, 2009, Empire Resorts, Inc. (the "Company") received a notice (the “Notice”) from purported beneficial owners of $48,730,000 principal amount of the Company’s 5½%, senior convertible notes (the “Notes”) alleging that an event of default has occurred with respect to the Notes and reserving their respective rights and remedies. Such persons allege that an event of default has occurred as a result of the Company’s failure to pay the principal amount of the Notes plus accrued and unpaid interest and liquidated damages upon their purported timely exercise of certain put rights under the indenture dated as of July 26, 2004 (the "Indenture") by and among the Company and The Bank of New York Mellon Corporation (the "Trustee").  A copy of the Notice is attached hereto as Exhibit 99.1 and is incorporated herein by reference. The Notice did not include copies of executed put exercise notices (each a “Put Notice”) required under the Indenture to exercise a put.  Consequently, the Company is of the view that no exercise of any put rights has occurred and that the Notes will mature on July 31, 2014.

On August 5, 2009, the Company filed a declaratory judgment action against the beneficial owners of the Notes, as well as The Depository Trust Company ("DTC") and the Trustee, in the Supreme Court of the State of New York in Sullivan County.

In its complaint, the Company seeks a judicial determination that (1) no Holder, as defined under the Indenture, delivered a Put Notice to the office of the Trustee within the lawfully mandated time for exercise of a Holder's put rights under the Indenture prior to the close of business on July 31, 2009, and that (2) the Notes, in the full amount of $65,000,000, mature on July 31, 2014.

Item 9.01.	Financial Statements and Exhibits.

(d)           Exhibits

Exhibit No.	Exhibits

99.1	Letter from Plainfield Special Situations Master Fund Limited, Highbridge International LLC and Whitebox Advisors LLC dated August 3, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EMPIRE RESORTS, INC.

Dated: August 5, 2009	By:	/s/ Joseph E. Bernstein
Name: Joseph E. Bernstein
Title: Chief Executive Officer